Exhibit (a)(1)(B)

Personnel Grant Status					Mercury Computer Systems, Inc.					Page: 1
					ID: 04-2741391					File: Optstmt
					199 Riverneck Road					Date: 8/3/2006
					Chelmsford, MA 01824					Time: 5:09:06PM

AS OF 7/31/2006

John Doe 123 Main Street Anywhere, MA United States 02110					ID: 123-45-6789

STOCK OPTIONS

Number	Grant Date	Plan	Type	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable

Information Currently on File
Tax		Rate %		Option Broker				Registration		Alternate Address
Federal		25.000		E*Trade Clearing, LLC
Medicare		1.450		Attn: Operations Department
Social Security		6.200		DTC# 0385
MA		5.300		10951 White Rock Road
				Rancho Cordova, CA 95670